Exhibit 99.1

FOR IMMEDIATE RELEASE

February 17, 2015

Owens & Minor Reports 4th Quarter & Full-Year 2014

Financial Results

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter and full-year ended December 31, 2014, including the following highlights:

•	Consolidated revenue grew 7.5% for the fourth quarter and 4.1% for the year

•	Adjusted consolidated net income was $0.49 per diluted share for the fourth quarter and $1.76 per diluted share for 2014

•	Owens & Minor completed two acquisitions in the fourth quarter, complementing its surgical kitting capabilities and unitized delivery services in the U.S. and Europe

For the quarter ended December 31, 2014, the company reported consolidated quarterly revenues of $2.49 billion, an increase of 7.5% when compared to the fourth quarter of 2013. Excluding the impact of $46.9 million in revenue from the two acquisitions completed in the fourth quarter of 2014, consolidated quarterly revenues grew 5.5%. Quarterly net income was $14.0 million, or $0.22 per diluted share. For the fourth quarter, adjusted net income (non-GAAP) was $30.9 million, or $0.49 per diluted share. A table providing a reconciliation of reported results to adjusted (non-GAAP) measures is included below.

“Revenue growth in the fourth quarter and for the year exceeded our original expectations, which we view as an endorsement of our approach to serving the healthcare market,” said James L. Bierman, President & Chief Executive Officer of Owens & Minor. “During the fourth quarter we completed the acquisitions of two surgical kitting companies, one in the U.S. and one in Europe. The integrations of these two acquisitions are well underway. With all that we accomplished in 2014, we believe we have set the stage for 2015.”

Consolidated operating earnings for the fourth quarter of 2014, were $40.8 million, a decline of $10.1 million when compared to operating earnings for the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the fourth quarter of 2014 were $59.0 million, or 2.37% of revenues, increased slightly in comparison to last year’s fourth quarter results.

2014 Annual Results

For the year ended December 31, 2014, consolidated revenues were $9.44 billion, an increase of $369 million, or 4.1%, when compared to 2013 revenues. Excluding the impact of $46.9 million in revenue from the two acquired companies, consolidated revenues grew 3.5% for the year. Net income for 2014 was $66.5 million, or $1.06 per diluted share. For the year, adjusted net income (non-GAAP), was $110 million, or $1.76 per diluted share.

Consolidated operating earnings for 2014 were $159.5 million, or 1.69% of revenues, compared to operating earnings of $198.1 million, or 2.18% of revenues, for the same period of 2013. Operating earnings for the full year include a $5.3 million recovery from the settlement of a direct purchaser, anti-trust class-action lawsuit related to the purchases of medical devices and a gain from the sale of an investment. These gains were mostly offset by increased legal fees related to ongoing litigation. Adjusted consolidated operating earnings (non-GAAP) for the full year were $203 million, or 2.15% of revenues.

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For the full year, the tax rate increased to 47.4% as a result of the impact of foreign taxes and certain non-deductible acquisition-related costs.

Acquisition Update

Owens & Minor completed the acquisitions of Medical Action Industries, a U.S.-based surgical kitting company, and ArcRoyal, a privately-held surgical kitting company based in Ireland, on October 1 and November 1, 2014, respectively. These two acquisitions expand Owens & Minor’s capabilities in the assembly of surgical and procedure kits, packs and trays in the U.S. and European healthcare markets. Cross functional teams from Owens & Minor and the two acquired companies are working toward integrating the new businesses and achieving synergies in operations, processes and sourcing.

Balance Sheet Recapitalization Update

In the third quarter of 2014, Owens & Minor issued $275 million of 3.875% Senior Notes due 2021 and $275 million of 4.375% Senior Notes due 2024. As a result of the recapitalization, the company incurred a $14.9 million pre-tax loss on the early retirement of its 2016 Senior Notes. During the fourth quarter of 2014, Owens & Minor used proceeds of approximately $446 million to purchase the outstanding shares of Medical Action Industries on October 1, 2014, and to fund the early retirement of the company’s 2016 Senior Notes on October 16, 2014.

Asset Management

The balance of cash and cash equivalents was $56.8 million at December 31, 2014. For the year, the company used $3.8 million of cash for operating activities, compared to cash provided by operating activities of $141 million in the same period last year. The decline in operating cash flow was driven primarily by the timing of payments and increased net working capital needs resulting from strong sales growth. Asset management metrics as of the end of the year included consolidated days sales outstanding (DSO) of 22.1 and consolidated inventory turns of 10.1.

Segment Results

Domestic segment revenues for the fourth quarter of 2014 were $2.35 billion, improved $139 million, or 6.3%, from revenue of $2.21 billion in last year’s fourth quarter. For the full year 2014, Domestic segment revenue increased $264 million to $8.95 billion, when compared to the prior year. Excluding the impact of revenues from the Medical Action acquisition of $40 million, revenue grew 4.5% for the quarter and 2.6% for the year. The Domestic segment achieved improved revenue growth in each successive quarter in 2014, primarily as a result of growth among the company’s larger customer accounts.

For the fourth quarter of 2014, Domestic segment operating earnings were $57.4 million, an increase of nearly $1 million, when compared to the same period of 2013. The increase in Domestic segment quarterly operating earnings, when compared to the prior year, resulted primarily from strong revenue growth. For the full year, Domestic segment operating earnings were $209.3 million, representing 2.34% of segment revenues.

For the International segment, quarterly revenues increased 32.4% to $139 million and were $488 million for the full year. Excluding the impact of $6.9 million in revenues from the ArcRoyal acquisition, International revenues improved 25.8% for the quarter and 25.5% for the year. For the fourth quarter of 2014, the International segment had operating earnings of $1.5 million. For the full-year 2014, the International segment reported operating losses of $6.7 million. Operating losses for the year resulted primarily from factors previously discussed by the company, including the loss of certain customers and the onboarding of a large new customer in the United Kingdom early in 2014.

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2015 Outlook

The company provided updated financial guidance for 2015, consistent with the growth guidance originally provided at its December 2014 Investor Day.

For 2015, the company is targeting adjusted net income per diluted share of $1.90 to $1.95.

Reiterating his comments from the company’s Investor Day in December 2014, Bierman said: “We have made a series of significant strategic moves enabling us to realign our organization, enter the European healthcare market, acquire expanded capabilities, and transform our platform into a flexible, dynamic network. Consequently, I have challenged the Owens & Minor leadership team to build upon this foundation with the goal of achieving annualized earnings growth of 10% over the next three years.”

Upcoming Investor Relations Events

Owens & Minor will participate in the following investor conference in the first quarter of 2015; a webcast of the presentation will be available on www.owens-minor.com.

•	Barclays Capital 2015 Global Healthcare Conference; March 11, Miami

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor’s management team will conduct a conference call for investors on Wednesday, February 18, 2015, at 8:30 a.m. EST. The access code for this event is #73383431. The dial-in number for the live conference call is 866-393-1604; the international dial-in number is 224-357-2191; and a replay of the call will be available for one week by calling 855-859-2056. A webcast of the event, along with supplemental financial information, will be available on www.owens-minor.com under the Investor Relations section.

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor

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serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2014	2013
Net revenue	$2,491,817	$2,318,524
Cost of goods sold	2,177,802	2,027,261

Gross margin	314,015	291,263
Selling, general and administrative expenses	244,152	222,043
Acquisition-related and exit and realignment charges	17,988	7,049
Depreciation and amortization	15,528	13,239
Other operating expense (income), net	(4,426)	(2,002)

Operating earnings	40,773	50,934
Interest expense, net	7,270	3,263

Income before income taxes	33,503	47,671
Income tax provision	19,516	19,729

Net income	$13,987	$27,942

Net income per common share:
Basic	$0.22	$0.44
Diluted	$0.22	$0.44

	Twelve Months Ended December 31,
	2014	2013
Net revenue	$9,440,182	$9,071,532
Cost of goods sold	8,270,216	7,954,457

Gross margin	1,169,966	1,117,075
Selling, general and administrative expenses	926,977	863,656
Acquisition-related and exit and realignment charges	42,801	12,444
Depreciation and amortization	57,125	50,586
Other operating expense (income), net	(16,473)	(7,694)

Operating earnings	159,536	198,083
Loss on early retirement of debt	14,890	—
Interest expense, net	18,163	13,098

Income before income taxes	126,483	184,985
Income tax provision	59,980	74,103

Net income	$66,503	$110,882

Net income per common share:
Basic	$1.06	$1.76
Diluted	$1.06	$1.76

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$56,772	$101,905
Accounts and notes receivable, net	626,192	572,854
Merchandise inventories	872,457	771,663
Other current assets	315,285	279,510

Total current assets	1,870,706	1,725,932
Property and equipment, net	232,979	191,961
Goodwill, net	423,276	275,439
Intangible assets, net	108,593	40,406
Other assets, net	99,852	90,304

Total assets	$2,735,406	$2,324,042

Liabilities and equity
Current liabilities
Accounts payable	$608,846	$643,872
Accrued payroll and related liabilities	31,507	23,296
Deferred income taxes	37,979	41,613
Other current liabilities	326,223	281,427

Total current liabilities	1,004,555	990,208
Long-term debt, excluding current portion	608,551	212,786
Deferred income taxes	63,901	43,727
Other liabilities	67,561	52,278

Total liabilities	1,744,568	1,298,999
Total equity	990,838	1,025,043

Total liabilities and equity	$2,735,406	$2,324,042

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2014	2013

Operating activities:
Net income	$66,503	$110,882

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	63,407	50,586
Loss on early retirement of debt	14,890	—
Share-based compensation expense	8,207	6,381
Deferred income tax (benefit) expense	(3,385)	3,713
Provision for losses on accounts and notes receivable	448	787
Changes in operating assets and liabilities:
Accounts and notes receivable	(17,803)	(38,645)
Merchandise inventories	(57,329)	(7,064)
Accounts payable	(52,148)	47,374
Net change in other assets and liabilities	(25,828)	(32,337)
Other, net	(723)	(1,123)

Cash (used for) provided by operating activities	(3,761)	140,554

Investing activities:
Acquisitions, net of cash acquired	(248,536)	—
Additions to computer software and intangible assets	(22,384)	(32,010)
Additions to property and equipment	(48,424)	(28,119)
Proceeds from the sale of investment	1,937	—
Proceeds from the sale of property and equipment	156	3,051

Cash used for investing activities	(317,251)	(57,078)

Financing activities:
Proceeds from issuance of debt	547,693	—
Proceeds from revolver	33,700	—
Repayment of debt	(217,352)	—
Cash dividends paid	(63,104)	(60,731)
Repurchases of common stock	(9,934)	(18,876)
Financing costs paid	(5,391)	—
Proceeds from exercise of stock options	1,180	5,352
Excess tax benefits related to share-based compensation	582	898
Purchase of noncontrolling interest	(1,500)	—
Other, net	(7,314)	(8,623)

Cash provided by (used for) financing activities	278,560	(81,980)

Effect of exchange rate changes on cash and cash equivalents	(2,681)	2,521

Net increase (decrease) in cash and cash equivalents	(45,133)	4,017
Cash and cash equivalents at beginning of period	101,905	97,888

Cash and cash equivalents at end of period	$56,772	$101,905

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013

Consolidated operating results:
Domestic	$2,353,321	$2,262,081	$2,187,535	$2,148,915	$2,213,949
International	138,496	124,045	118.323	107,465	104,575

Net revenue	$2,491,817	$2,386,126	$2,305,858	$2,256,380	$2,318,524

Gross margin	$314,015	$292,483	$282,272	$281,195	$291,263
Gross margin as a percent of revenue	12.60%	12.26%	12.24%	12.46%	12.56%

SG&A expenses	$244,152	$231,377	$225,838	$225,610	$222,043
SG&A expenses as a percent of revenue	9.80%	9.70%	9.79%	10.00%	9.58%

Operating earnings, as reported (GAAP)	$40,773	$35,377	$37,101	$46,284	$50,934
Acquisition-related charges (1)	7,394	4,565	3,490	634	1,970
Exit and realignment charges (2)	10,594	9,392	4,103	2,628	5,079
Fair value adjustments related to purchase accounting (3)	(3,706)	—	—	—	—
Other (4)	3,907	—	—	—	—

Operating earnings, adjusted (Non-GAAP)	$58,962	$49,334	$44,694	$49,546	$57,983
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.37%	2.07%	1.94%	2.20%	2.50%

Net income, as reported (GAAP)	$13,987	$7,155	$19,876	$25,485	$27,942
Acquisition-related charges, after-tax (1)	6,211	3,543	2,504	450	1,912
Exit and realignment charges, after-tax (2)	11,477	6,754	2,591	1,772	3,112
Fair value adjustments related to purchase accounting, after-tax (3)	(4,703)	—	—	—	—
Other, after-tax (4)	3,907	—	—	—	—
Loss on early retirement of debt, after-tax (5)	—	9,092	—	—	—

Net income, adjusted (Non-GAAP)	$30,879	$26,544	$24,971	$27,707	$32,966

Net income per diluted common share, as reported (GAAP)	$0.22	$0.11	$0.32	$0.41	$0.44
Acquisition-related charges, after-tax (1)	0.10	0.06	0.04	0.01	0.03
Exit and realignment charges, after-tax (2)	0.18	0.11	0.04	0.02	0.05
Fair value adjustments related to purchase accounting, after-tax (3)	(0.07)	—	—	—	—
Other, after-tax (4)	0.06	—	—	—	—
Loss on early retirement of debt, after tax (5)	—	0.14	—	—	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.49	$0.42	$0.40	$0.44	$0.52

Financing:
Cash and cash equivalents	$56,772	$610,147	$92,027	$182,373	$101,905
Total interest-bearing debt	$613,809	$766,283	$221,496	$217,261	$216,243

Stock information:
Cash dividends per common share	$0.25	$0.25	$0.25	$0.25	$0.24

Stock price at quarter-end	$35.11	$32.74	$33.98	$35.03	$36.56

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items have been excluded in our non-GAAP financial measures:

(1)	Acquisition-related charges in the current year consist primarily of costs incurred to perform due diligence and analysis related to the Medical Action and Arc Royal acquisitions, costs to complete the transactions, and costs to begin the integration of the acquired operations (including certain severance and contractual payments to former management) as well as certain costs in Movianto to resolve issues and claims with the former owner.
(2)	Exit and realignment charges in the current year were associated with optimizing our operations and include the closure and consolidation of certain distribution and logistics centers, administrative offices and warehouses in the United States and Europe. These charges also include other costs associated with our strategic organizational realignment which include management changes, certain professional fees, and costs to streamline administrative functions and processes.
(3)	The fourth quarter of 2014 includes a gain of $6.7 million (pretax) recorded in other operating income, net from a fair value adjustment to contingent consideration related to the Movianto acquisition purchase price, offset by the incremental charge to cost of goods sold of $3.0 million (pretax) from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the current year acquisitions.
(4)	The fourth quarter includes a loss in other operating income, net related to an accrual for the estimated settlement amount of a breach of contract claim in the United Kingdom for $3.9 million (pretax).
(5)	In 2014, we repaid our 2016 Notes and recorded a net loss on the early retirement of $14.9 million (pretax), which includes the redemption premium offset by the recognition of a gain on previously settled interest rate swaps.

These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation. Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue
Net revenue:
Domestic	$2,353,321	94.44%	$2,213,949	95.49%	$8,951,852	94.83%	$8,688,018	95.77%
International	138,496	5.56%	104,575	4.51%	488,330	5.17%	383,514	4.23%

Consolidated net revenue	$2,491,817	100.00%	$2,318,524	100.00%	$9,440,182	100.00%	$9,071,532	100.00%

		% of segment net revenue		% of segment net revenue		% of segment net revenue		% of segment net revenue
Operating earnings(loss):
Domestic	$57,428	2.44%	$56,568	2.56%	$209,277	2.34%	$211,932	2.44%
International	1,534	1.11%	1,415	1.35%	(6,740)	(1.38)%	(1,405)	(0.37)%
Acquisition-related and exit and realignment charges (1)	(17,988)	N/A	(7,049)	N/A	(42,801)	N/A	(12,444)	N/A
Fair value adjustments related to purchase accounting	3,706	N/A	—	N/A	3,706	N/A	—	N/A
Other	(3,907)	N/A	—	N/A	(3,907)	N/A	—	N/A

Consolidated operating earnings	$40,773	1.64%	$50,934	2.20%	$159,535	1.69%	$198,083	2.18%

Depreciation and amortization:
Domestic	$10,420		$9,033		$37,193		$35,808
International	5,406		4,206		20,230		14,778

Consolidated depreciation and amortization	$15,826		$13,239		$57,423		$50,586

Capital expenditures: (2)
Domestic	$12,419		$8,295		$52,529		$42,802
International	4,232		6,328		18,279		17,327

Consolidated capital expenditures	$16,651		$14,623		$70,808		$60,129

	December 31, 2014		December 31, 2013
Total assets:
Domestic	$2,208,663		$1,747,572
International	469,971		474,565

Segment assets	2,678,634		2,222,137
Cash and cash equivalents	56,772		101,905

Consolidated total assets	$2,735,406		$2,324,042

(1)	The fourth quarter and year ended December 31, 2014 includes $3.3 million and $6.0 million, respectively of accelerated amortization related to an information system that is being replaced.
(2)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Numerator:
Net income	$13,987	$27,942	$66,503	$110,882
Less: income allocated to unvested restricted shares	(141)	(193)	(597)	(738)

Net income attributable to common shareholders - basic	13,846	27,749	65,906	110,144
Add: undistributed income attributable to unvested restricted shares -basic	—	67	18	257
Less: undistributed income attributable to unvested restricted shares -diluted	—	(67)	(18)	(257)

Net income attributable to common shareholders - diluted	$13,846	$27,749	$65,906	$110,144

Denominator:
Weighted average shares outstanding — basic	62,193	62,446	62,220	62,625
Dilutive shares - stock options	4	21	6	36

Weighted average shares outstanding — diluted	62,197	62,467	62,226	62,661

Net income per share attributable to common shareholders:
Basic	$0.22	$0.44	$1.06	$1.76
Diluted	$0.22	$0.44	$1.06	$1.76